Exhibit 99.1

Longs Reports Preliminary April Retail Drug Store Sales

WALNUT CREEK, CA (May 8, 2008) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total retail drug store sales for the four-week and thirteen-week periods ended May 1, 2008.

	Periods ended May 1, 2008
(Dollars in millions)	Month (4 weeks)	Quarter (13 weeks)
Total retail drug store sales	$366	$1,220
Increase from comparable prior year period	0.4%	2.9%
Same-store sales increase (decrease):
Pharmacy	(0.5)%	0.5%
Front-end	(2.4)%	1.5%
Total	(1.5)%	1.0%

Longs estimated that preliminary April front-end same-store sales were unfavorably impacted by approximately 450 to 475 basis points as a result of the three-week shift in Easter holiday sales. Easter occurred on March 23 this year versus April 8 last year.

Longs estimated that preliminary April pharmacy same-store sales were unfavorably impacted by approximately 450 to 500 basis points as a result of recent generic introductions being substituted for higher-priced brand name drugs. In addition, the switch of the prescription allergy medicine Zyrtec to over-the-counter status and a mild conclusion to the cold and flu season versus last year had an unfavorable impact of approximately 125 to 150 basis points on pharmacy same-store sales.

ABOUT THE COMPANY

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 516 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.